UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 16, 2015

Date of Report (Date of earliest event reported)

Xterra Building Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

FLORIDA	333-175692	20-8926549
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

624 Baycrest Drive, North Vancouver, BC Canada V7G 1N8
(Address of Principal Executive Offices) (Zip Code)

(778) 772-8184

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 10, 2015, the Company announced that it had entered into an agreement to acquire 100% of the issued and outstanding shares of North America Frac Sand (CA) Ltd. ("NAFS Shares") for 37,800,000 shares of the common stock. Both the Company's 37,800,000 and 100% of the issued and outstanding NAFS Shares will be held in escrow until NAFS provides the Company with firstly, required audited financial statements, secondly, a certificate that the leases held by NAFS are unencumbered and are in good standing, and thirdly, confirmation that recoverable reserves are at least 6.4 million tonnes of frac sand, and that potential reserves are at least 66 million tonnes of frac sand. It is anticipated that the audited financial statements and the report confirming the reserves and the potential reserves will be completed before October 2015.

NAFS was incorporated in 2015 in the province of Alberta. NAFS' parent company Canadian Sandtech Inc. recently transferred its ownership interests in two leases of approximately 30,000 acres in Southern Saskatchewan ("NAFS Leases"), to NAFS. Canadian Sandtech has extensively tested the NAFS Leases for consistent quantities of quality frac sands through extensive drilling and testing. The purchase of NAFS will be deemed to be a reverse takeover of Xterra and will be accounted for as such. Xterra will change its corporate name to North America Frac Sands, Inc.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Agreement for the Purchase of Stock between Canadian Sandtech Inc. and Xterra Building Systems, Inc. dated July 10, 2015.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

XTERRA BUILDING SYSTEMS, INC.

Dated: July 16, 2015	By:	/s/ David Alexander
David Alexander
Principal Executive Officer, Principal Accounting Officer Chief Financial Officer, Secretary, Chairman of the Board